As filed with the Securities and Exchange Commission on November 7, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DCB Financial Corp

(Exact name of registrant as specified in its charter)

Ohio	31-1469837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Riverbend Avenue
Lewis Center, Ohio	43035
(Address of Principal Executive Offices)	(Zip Code)

DCB Financial Corp

2014 Restricted Stock Plan

(Full title of the plan)

J. Daniel Mohr

Executive Vice President and Chief Financial Officer

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

(Name and address of agent for service)

(740) 657-7000

(Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Jeremy D. Siegfried, Esq.

Porter, Wright, Morris & Arthur LLP

41 South High Street

Columbus, Ohio 43215

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration Fee
common shares, no par value	350,000	$7.25	(2)	$2,537,500	(2)	$294.86

(1)	This registration statement shall be deemed to cover an indeterminate number of additional common shares, no par value, as may be issuable pursuant to future stock dividends, stock splits, or similar transactions, pursuant to Rule 416(a) and (b) of the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended. The maximum aggregate offering price is based on a maximum of 350,000 shares registered for issuance under the DCB Financial Corp 2014 Restricted Stock Plan, multiplied by $7.25, the average of the high and low prices of the common shares, no par value, of DCB Financial Corp as reported on the OTC Bulletin Board on November 3, 2014.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the DCB Financial Corp 2014 Restricted Stock Plan (the “Plan”) specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this registration statement in accordance with the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by DCB Financial Corp (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on April 15, 2014 (Commission File No. 000-22387).

2. The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, filed on May 15, 2014, and June 30, 2014, filed on August 14, 2014 (Commission File No. 000-22387).

3. The Company’s Current Reports on Form 8-K dated January 10, 2014 (filed on January 13, 2014), May 29, 2014 (filed on June 2, 2014), July 24, 2014 (filed on August 15, 2014), and October 30, 2014 (filed on November 4, 2014) (Commission File No. 000-22387).

4. The Company’s amended Current Report on Form 8-K/A dated May 23, 2013 (filed on July 31, 2014) (Commission File No. 000-22387).

5. The description of the Company’s common shares, which is contained in the Company’s Current Report on Form 8-K dated June 18, 2004 (filed on June 18, 2004) (Commission File No. 000-22387), or contained in any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Section 1701.13 of the Ohio Revised Code provides that directors and officers of Ohio corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 1701.13 provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article Nine of our articles of incorporation requires us to indemnify directors and officers to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code. Pursuant to Article Nine, we are also required to indemnify our present and past directors from personal liability for monetary damages resulting from a breach of their fiduciary duties as directors. Notwithstanding the foregoing in this paragraph, no indemnification for personal liability shall be provided for: (i) any breach of a directors' duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) illegal distribution of dividends; and (iv) any transaction from which director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

For a full list of exhibits, see the Exhibit Index in this registration statement, which is incorporated into this Item 8 by reference.

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Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewis Center, State of Ohio, on November 7, 2014.

DCB FINANCIAL CORP

By:	/s/ J. Daniel Mohr
J. Daniel Mohr, Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Ronald J. Seiffert and J. Daniel Mohr or any one of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald J. Seiffert	President, Chief Executive	November 7, 2014
Ronald J. Seiffert	Officer and Director
(Principal Executive Officer)

/s/ J. Daniel Mohr	Executive Vice President and	November 7, 2014
J. Daniel Mohr	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Vicki J. Lewis	Director and Chairman of the Board	November 7, 2014
Vicki J. Lewis

/s/ Edward A. Powers	Director	November 7, 2014
Edward A. Powers

/s/ Adam Stevenson	Director	November 7, 2014
Adam Stevenson

/s/ Donald J. Wolf	Director	November 7, 2014
Donald J. Wolf

/s/ Gerald L. Kremer, M.D.	Director	November 7, 2014
Gerald L. Kremer, M.D.

/s/ Mark H. Shipps	Director	November 7, 2014
Mark H. Shipps

/s/ Bart E. Johnson	Director	November 7, 2014
Bart E. Johnson

/s/ Michael A. Priest	Director	November 7, 2014
Michael A. Priest

/s/ Tomislav Mitevski	Director	November 7, 2014
Tomislav Mitevski

/s/ Jerome J. Harmeyer	Director	November 7, 2014
Jerome J. Harmeyer

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Exhibit Index

Exhibit Number	Exhibit Description

4.1*	Amended and Restated Articles of Incorporation of DCB Financial Corp, as amended.

4.2*	Second Amended and Restated Code of Regulations of DCB Financial Corp.

4.3	Agreement to furnish instruments and agreements defining rights of holders of long-term debt (incorporated by reference to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2011, Exhibit 4.1 (File No. 000-22387).

4.4	DCB Financial Corp 2014 Restricted Stock Plan (incorporated by reference to Appendix B to the Company’s definitive proxy statement for the 2014 special meeting of shareholders dated and filed September 18, 2014).

5.1*	Opinion of Porter Wright Morris & Arthur LLP.

23.1*	Consent of Porter Wright Morris & Arthur LLP (included in Exhibit 5).

23.2*	Consent of Plante & Moran, PLLC.

* Filed herewith.